                                                                   EXHIBIT 10.18




                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                     FIRST NEW ENGLAND DENTAL CENTERS, INC.,

                                       AND

                               SAUL HERMAN, D.D.S.

                                       AND

                             ROBERT ARMENTO, D.D.S.,

                    THE OWNERS OF THE ISSUED AND OUTSTANDING
                                CAPITAL STOCK OF
                       DR. HERMAN SOUTH STREET CORP., P.A.
                      FERRY STREET DENTAL ASSOCIATES, P.A.
                   DR. S. HERMAN GROUP DENTAL ASSOCIATES, P.A.
                   GROUP DENTAL ASSOCIATES OF TOMS RIVER, P.A.
                 GROUP DENTAL ASSOCIATES OF EAST BRUNSWICK, P.A.
                            RIDGE DENTAL CENTER, P.A.
                         57TH STREET DENTAL CENTER, P.A.
                       DR. HERMAN AND ASSOCIATES, P.A. AND
                         DOCTOR'S DENTURE SERVICE, P.A.,


                           Dated as of August __, 1997

                             SCHEDULES AND EXHIBITS


Schedules

Schedule 1.1              Allocation of Purchase Price
Schedule 2.1(d)           FNEDC Required Consents
Schedule 2.1(f)           FNEDC Litigation
Schedule 2.2(d)           Capitalization
Schedule 2.2(e)           Debts, Liabilities or Obligations
Schedule 2.2(f)           Unfunded Liabilities
Schedule 2.2(g)           Title Exceptions and Leases
Schedule 2.2(h)           Compensation
Schedule 2.2(i)           Tax Deficiencies and/or Claims
Schedule 2.2(j)           Permits
Schedule 2.2(k)           Insurance
Schedule 2.2(l)           Employees and Compensation
Schedule 2.2(m)           Employee Benefits
Schedule 2.2(n)           Material Contracts
Schedule 2.2(o)           Books and Records
Schedule 2.2(p)           Banking Relationships
Schedule 2.2(q)           Companies' Required Consents
Schedule 2.2(r)           Bad Debt Reserve
Schedule 2.2(s)           Company Litigation
Schedule 2.3(f)           Litigation (Shareholders)
Schedule 2.3(h)           Outside Practices (Shareholders)
Schedule 3.4              Automobile Leases
Schedule 3.5              Equipment Leases
Schedule 3.6              Armento Agreement
Schedule 3.7              Consulting Arrangement with Saul Herman



Exhibits

Exhibit A          Escrow Agreement
Exhibit B          Amended Certificates of Incorporation
Exhibit C          Mark Herman Employment Agreement
Exhibit D          Assignment and Assumption Agreement
Exhibit E          Herman Leases
Exhibit F          Legal Opinion of Cole, Schotz, Meisel, Forman
                     and Leonard, P.C.

                                TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
ARTICLE I
             PURCHASE AND SALE....................................................................           2
             1.1.          Purchase Price.........................................................           2
             1.2.          Purchase Price Adjustment Option.......................................           3

ARTICLE II
             REPRESENTATIONS AND WARRANTIES.......................................................           7
             2.1.          Representations and Warranties of FNEDC................................           7
                           (a)      Organization, Power and Standing..............................           7
                           (b)      Power and Authority Relative
                                    to Transaction................................................           7
                           (c)      Valid and Binding Obligation..................................           7
                           (d)      Required Consents.............................................           8
                           (e)      No Brokers....................................................           8
                           (f)      Litigation....................................................           8
                           (g)      Solvency......................................................           8
                           (h)      Compliance with Laws..........................................           8
                           (i)      Disclosure....................................................           8
             2.2.          Representations and Warranties Concerning
                           the Companies..........................................................           9
                           (a)      Organization, Power and Standing..............................           9
                           (b)      Qualification to do Business..................................           9
                           (c)      Subsidiaries and Interest in
                                    Other Entities................................................           9
                           (d)      Capitalization................................................           9
                           (e)      Certain Outstanding Liabilities...............................          10
                           (g)      Title to Properties, Etc......................................          10
                           (h)      Conduct of Business; Absence of
                                    Material Adverse Changes......................................          11
                           (i)      Tax Returns and Payments......................................          14
                           (j)      Compliance with Laws..........................................          14
                           (k)      Insurance.....................................................          15
                           (l)      Employees and Compensation....................................          16
                           (m)      Employee Benefits.............................................          16
                           (n)      Material Contracts............................................          18
                           (o)      Books and Records.............................................          20
                           (p)      Banking Relationships.........................................          20
                           (q)      Required Consents, Etc........................................          20
                           (r)      Accounts Receivable...........................................          20
                           (s)      Litigation....................................................          21
                           (t)      No Medicare Payment Program Providers.........................          21
                           (u)      No Brokers....................................................          21
                           (v)      Disclosure....................................................          21
                           (w)      No Offer......................................................          21
             2.3.          Representations and Warranties
                           Concerning the Shareholders............................................          22
                           (a)      Title.........................................................          22
                           (b)      Due Issuance..................................................          22
                           (c)      Power and Authority Relative to Transaction...................          22
                           (d)      Valid and Binding Obligation..................................          22
                           (e)      Required Consents.............................................          22

                           (f)      Litigation....................................................          23
                           (g)      No Brokers....................................................          23
                           (h)      Dental Practice...............................................          23
                           (i)      No Offer......................................................          23
                           (j)      Disclosure....................................................          23

ARTICLE III
             ADDITIONAL COVENANTS AND AGREEMENTS..................................................          24
             3.1.          FNEDC's Access to Information..........................................          24
             3.2.          Notices and Consents; Governmental Approvals...........................          24
             3.3.          Assignment of Intellectual Property
                           and Other Documents....................................................          25
             3.4.          Assumption of Certain Automobile
                           Leases by Saul Herman..................................................          25
             3.5.          Indemnification of Mark Herman by the
                           P.C. With Respect to Certain Equipment
                           Leases Assumed by the P.C..............................................          25
             3.6.          Space Arrangement with Armento.........................................          25
             3.7.          Consulting Arrangement with Saul Herman................................          26
             3.8.          Operation of Business..................................................          26
             3.9.          Preservation of Business...............................................          26
             3.10.         Notice of Developments.................................................          26
             3.11.         Insurance..............................................................          26
             3.12.         Further Assurances.....................................................          27
             3.13.         Survival of Covenants..................................................          27
             3.14.         Break-Up Fee...........................................................          27
             3.15.         Subchapter S Elections.................................................          28

ARTICLE IV
             CONDITIONS TO CLOSING................................................................          28
             4.1.          Conditions Precedent to FNEDC's Obligations............................          28
                           (a)      Representations and Warranties True;
                                    Obligations Performed.........................................          28
                           (b)      Delivery of Certificates......................................          28
                           (c)      Filing of Amended Certificates of
                                    Incorporation.................................................          28
                           (d)      Escrow Agreement..............................................          29
                           (e)      Employment Agreement with Mark Herman.........................          29
                           (f)      Leases........................................................          29
                           (g)      Herman Leases.................................................          29
                           (h)      Equipment Leases..............................................          29
                           (i)      Legal Opinion from Counsel for
                                    the Shareholders..............................................          29
                           (j)      Delivery of Other Instruments.................................          29
                           (k)      Termination of Plans..........................................          30
                           (l)      Required Consents.............................................          30
                           (m)      DPO Stock Purchase Agreement..................................          30

             4.2.          Conditions Precedent to the Obligations
                           of the Shareholders....................................................          30
                           (a)      Representations and Warranties
                                    True; Obligations Performed...................................          30
                           (b)      Deposit.......................................................          30
                           (c)      Required Consents.............................................          30
                           (d)      Escrow Agreement..............................................          30
                           (e)      Employment Agreement with Dr. Mark Herman.....................          31
                           (f)      Assumption Agreements.........................................          31
                           (g)      Equipment Lease Assignments...................................          31
                           (h)      Herman Leases.................................................          31
                           (i)      Legal Opinion from Counsel to FNEDC...........................          31
                           (j)      DPO Stock Purchase Agreement..................................          31
                           (k)      Delivery of Financial Statements..............................          31

ARTICLE V
             CLOSING AND DELIVERIES...............................................................          31
             5.1.          Date and Place of Closing..............................................          31
             5.2.          Deliveries at Closing by the Shareholders..............................          31
             5.3.          Deliveries by FNEDC....................................................          32

ARTICLE VI
             POST-CLOSING MATTERS.................................................................          33
             6.1.          Further Assurances.....................................................          33
             6.2.          Employment and Benefits-Related Matters................................          33
             6.3.          Access to Records......................................................          34

ARTICLE VII
             NON-COMPETITION AGREEMENT AND NON-SOLICITATION
             AGREEMENT............................................................................          34
             7.1.          Non-Solicitation.......................................................          34
             7.2.          Non-Compete............................................................          34

ARTICLE VIII
             SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.........................................          35
             8.1.          Survival...............................................................          35
             8.2.          Indemnification of FNEDC...............................................          35
             8.3.          Indemnification of the Shareholders....................................          36
             8.4.          Procedure for Indemnification..........................................          37
             8.5.          Limitations on Indemnity Obligations...................................          37
             8.6.          Exclusive Remedy for Certain Indemnity Claims.  .......................          38
             8.7.          Indemnity Payments by the Shareholders
                           to be Treated as Purchase Price Adjustments............................          38

ARTICLE IX
             TERMINATION OF AGREEMENT.............................................................          38

ARTICLE X
             CONFIDENTIAL INFORMATION.............................................................          39

ARTICLE XI
             MISCELLANEOUS........................................................................          40
             11.1.         Notices................................................................          40
             11.2.         No Waiver..............................................................          41
             11.3.         Amendments and Waivers.................................................          41
             11.4.         Governing Law; Headings................................................          41
             11.5.         No Assignment..........................................................          41
             11.6.         Binding Effect and Benefits; Assigns...................................          41
             11.7.         Entire Agreement.......................................................          41
             11.8.         Counterparts...........................................................          41
             11.9.         Transfer Taxes.........................................................          42
             11.10.        Submission to Jurisdiction.............................................          42

                                                                       EXHIBIT B



                      Amended Certificates of Incorporation



                      To be provided under separate cover.

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of August ___, 1997, by and among FIRST NEW ENGLAND DENTAL CENTERS, INC., a Delaware corporation ("FNEDC"), and SAUL HERMAN, D.D.S. ("Saul Herman"), and ROBERT ARMENTO, D.D.S. ("Armento"), the undersigned shareholders (singularly, a "Shareholder" or collectively, the "Shareholders") of all of the issued and outstanding shares of capital stock of Dr. Herman South Street Corp., P.A., Ferry Street Dental Associates, P.A., Dr. S. Herman Group Dental Associates, P.A., Group Dental Associates of Toms River, P.A., Group Dental Associates of East Brunswick, P.A., Ridge Dental Center, P.A., 57th Street Dental Center, P.A., Dr. Herman and Associates, P.A., and Doctor's Denture Service, P.A. (singularly, a "Company" or collectively, the "Companies"). FNEDC and the Shareholders are sometimes hereinafter referred to each as a "Party" and collectively as the "Parties". For purposes of Article VIII hereof only, on the Closing Date (defined in Section 5.1), each of FNEDC of New Jersey, Inc., a New Jersey corporation ("FNEDC of NJ") and a to-be-formed New Jersey professional association potentially named First Dental Associates, P.A. (the "P.C."), shall join as parties to this Agreement.

                              W I T N E S S E T H:

         WHEREAS, the Companies are engaged in the business of providing dental services (the "Business");

         WHEREAS, FNEDC intends to acquire all of the issued and outstanding capital stock of the Companies at the Closing (defined in Section 5.1);

         WHEREAS, immediately prior to the Closing, each Company intends to amend its respective Certificate of Incorporation to become a general business corporation under the New Jersey Business Corporation Act;

         WHEREAS, simultaneously with and subject to the execution of this Agreement, FNEDC of NJ, and the Shareholders, as shareholders of all of the issued and outstanding shares of capital stock of Group Dental Health Administrators, Inc., a New Jersey corporation that is licensed to operate a dental plan organization in the State of New Jersey ("GHA"), are entering into a Stock Purchase Agreement dated of even date herewith (the "DPO Stock Purchase Agreement");

         NOW THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

         1.1. Purchase Price. Subject to Section 1.2 below and the conditions precedent set forth in Sections 4.1 and 4.2 below, based upon the representations and warranties made herein, and in full consideration of the Shareholders' performance of this Agreement and the sale, assignment, transfer, conveyance and delivery to FNEDC of each share of the issued and outstanding capital stock of the Companies (collectively, the "Stock"), FNEDC shall perform its obligations hereunder and shall deliver and pay to the Shareholders Four Million Two Hundred Thousand Dollars ($4,200,000) (the "Purchase Price") or the Adjusted Purchase Price (defined in Section 1.1(e) or (f)), if applicable. The Parties agree that the Purchase Price (or the Adjusted Purchase Price, if applicable) shall be allocated in the manner set forth in the attached Schedule
1.1 and that each Party shall report this transaction on all applicable federal and state income tax returns in accordance with such allocation. The Purchase Price shall be due and payable at Closing (except as otherwise described in Section 1.1 (a) below) by wire transfer of immediately available funds as follows:

                  (a) A "non-refundable" deposit (which deposit shall be subject to return in the limited circumstances described hereinafter) of One Hundred Seventy-Five Thousand Dollars ($175,000) to be delivered to one or more accounts designated by the Shareholders upon the execution and delivery of this Agreement and the DPO Stock Purchase Agreement (the "Deposit");

                           In the event (i) FNEDC terminates this Agreement
in accordance with Article IX hereof or FNEDC of NJ terminates the DPO Stock Purchase Agreement in accordance with Article IX thereof and the Shareholders are unable to terminate either this Agreement in accordance with Article IX hereof or the Stock Purchase Agreement in accordance with Article IX thereof, or
(ii) the Shareholders fail to make good faith commercially reasonable efforts to fulfill the closing conditions set forth in Section 4.1 hereof by the Closing Date (defined below in Section 5.1) and FNEDC delivers a written notice to the Shareholders certifying that they are otherwise ready and able to close and stating its election to terminate this Agreement, then the Shareholders shall return the Deposit to FNEDC in accordance with Article IX hereof;

                           In the event (i) the Shareholders terminate this
Agreement in accordance with Article IX hereof or terminate the DPO Stock Purchase Agreement in accordance with Article IX thereof, or (ii) FNEDC is unable to, or elects not to, fulfill the closing conditions set forth in Section
4.2 hereof by the Closing Date and the Shareholders deliver a written notice to FNEDC stating their election to terminate this Agreement, then the Shareholders shall be entitled to retain the Deposit;

                  (b) Five Hundred Thousand Dollars ($500,000), together with the Five Hundred Thousand Dollars ($500,000) to be delivered by FNEDC of NJ pursuant to Section 1.1(b) of the DPO Stock Purchase Agreement (collectively, the "Escrowed Funds," which funds shall not be divisible but rather handled as one source of funds under the terms of the Escrow Agreement (defined in this Section below)) to Fleet Bank, N.A., the Escrow Agent, in accordance with the escrow agreement dated the date hereof, attached hereto as Exhibit A, by and among FNEDC, FNEDC of NJ, the Shareholders and the Escrow Agent (the "Escrow Agreement"); and

                  (c) Three Million Five Hundred Twenty-Five Thousand Dollars ($3,525,000), or the balance of the Adjusted Purchase Price, if applicable, to one or more accounts designated by the Shareholders.

The Escrowed Funds will be released to the Shareholders in accordance with the terms and conditions of the Escrow Agreement.

         1.2. Purchase Price Adjustment Option. The Purchase Price set forth in
Section 1.1 shall be subject to adjustment as follows:

                  (a) No earlier than thirty (30) days nor later than twenty
(20) days prior to the Closing Date, FNEDC's independent accountants shall prepare and deliver to the Shareholders a statement of revenues of the Companies and GHA for the period commencing January 1, 1997 and ending on the date thirty
(30) days prior to the Closing Date (the "Draft Statement of Revenues"). It is agreed that FNEDC's independent accountants shall prepare the Draft Statement of Revenues in accordance with generally accepted accounting principles; provided however, that FNEDC's independent accountants will not consolidate the revenues of the Companies and GHA in the Draft Statement of Revenues. It is further agreed that the comparable statement of revenues for the Companies and GHA, as prepared in accordance with generally accepted accounting principles, for calendar year 1996 was Five Million Seven Hundred Thousand Dollars ($5,700,000).

                  (b) The Shareholders shall deliver to FNEDC within ten (10) days after receiving the Draft Statement of Revenues a detailed statement describing their objections (setting forth in detail the revenue amount proposed as an adjustment thereto and the basis for such objection), if any, thereto. Failure of the Shareholders so to object to the Draft Statement of Revenues shall constitute acceptance thereof, whereupon the Draft Statement of Revenues shall be deemed to be the "Closing Statement of Revenues". FNEDC and the Shareholders shall use reasonable efforts to resolve any such objections, but if they do not reach a final resolution within ten (10) days after the Shareholders have delivered their statement of objections, FNEDC and the Shareholders shall settle the disagreement by submitting the dispute within fourteen (14) days after the expiration of the ten (10) day period established above to resolve any objections, to a panel of three (3) arbitrators in New York, New York that are experienced in professional financial audits of this nature, such arbitration to be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect on the date of the Shareholders' statement of objections. The arbitrators shall, within thirty (30) days after the dispute is submitted for arbitration, determine and report to the Parties a statement of revenues included in the Draft Statement of Revenues, the revenue amount proposed as an adjustment and the revenue amount determined by the arbitrators. The Draft Statement of Revenues then shall be adjusted with respect to the items identified in the Shareholders' statement of objections or by the arbitrators (and any corresponding items requiring adjustment as a result) to the extent not presented consistently with generally accepted accounting principles as determined by the arbitrators and, as so adjusted, shall be the Closing Statement of Revenues. Any decision by arbitrators appointed and acting pursuant to this Section 1.2(b) shall be final and binding upon the Parties, absent fraud or manifest error, and judgment may be entered thereon, upon the application of any Party, by any court having competent jurisdiction.

                  (c) During the period of any dispute referred to above, the Shareholders shall, and shall cause the Companies and GHA to, give FNEDC, its accountants and the arbitrators full access to books, records, facilities and employees of the Companies and GHA; provided, however, that any such access shall be allowed only in such manner as not to interfere unreasonably with the operation of the business of the Companies and GHA.

                  (d) Each Party shall bear the cost of preparing and presenting its case, with the cost of arbitration to be shared equally by the Parties.

                  (e) If the aggregate revenues of the Companies and GHA presented in the Closing Statement of Revenues, projected on an annualized basis assuming a 365-day calendar year (which calculation will be made by multiplying the revenues presented in the Closing Statement of Revenues by the quotient of 365 divided by the number of calendar days elapsed during the period commencing January 1, 1997 and ending on the date thirty (30) days prior to the Closing Date (the "1997 Annualized Revenues")), are less than Five Million Dollars ($5,000,000)("Initial Sales Trigger"), the Parties may elect to consummate the transactions contemplated in this Agreement at an adjusted Purchase Price equal to the excess of (i) the Purchase Price over (ii) the amount (the "Proportionate Deficit Amount") resulting from the product of (A) the sum of the Deficiency (as defined in the Escrow Agreement) and the excess of Five Million Seven Hundred Thousand Dollars ($5,700,000) over the 1997 Annualized Revenues, and (B) a fraction whose numerator is the Purchase Price and whose denominator is Five Million Seven Hundred Thousand Dollars ($5,700,000), (the "Adjusted Purchase Price") as follows:


         ADJUSTED PURCHASE PRICE =

                  PURCHASE PRICE - PROPORTIONATE DEFICIT AMOUNT ("PDA")

         WHERE  PDA = [DEFICIENCY + ($5.7M - 1997 ANN. REV.)]
                                    X (PURCHASE PRICE/$5.7)


         No later than ten (10) days following the determination of the Closing Statement of Revenues, FNEDC may deliver written notice to the Shareholders stating its desire to consummate the transactions contemplated in this Agreement, all in accordance with the terms and conditions set forth herein with the exception of the reduction of the Purchase Price to the Adjusted Purchase Price and the extension of the Closing Date as described below ("FNEDC's Offer"). The Shareholders shall have five (5) days following the day in which they received FNEDC's Offer ("Response Period") to accept FNEDC's Offer.

         In the event the Shareholders accept FNEDC's Offer, FNEDC will have the right to close the transactions contemplated by this Agreement no later than thirty (30) days following the date on which FNEDC receives written notice of the Shareholders' acceptance of FNEDC's Offer (the "Option Period"). In the event the Shareholders accept FNEDC's Offer, but FNEDC shall be unable to, or elects not to, fulfill the closing conditions set forth in Section 4.2 hereof within the Option Period, then the Shareholders shall be entitled to retain the One Hundred Seventy-Five Thousand Dollars ($175,000) Deposit; provided, however, that if (i) FNEDC terminates this Agreement in accordance with Article IX hereof or FNEDC of NJ terminates the DPO Stock Purchase Agreement in accordance with
Article IX thereof, or (ii) the Shareholders shall be unable to, or elect not to, fulfill their closing conditions set forth in Section 4.1 hereof within the Option Period, then the Shareholders shall return promptly the One Hundred Seventy-Five Thousand Dollars ($175,000) Deposit to FNEDC by wire transfer of immediately available funds; provided, that an appropriate officer of FNEDC will certify to the Shareholders that FNEDC was timely ready and able to close.

         In the event the Shareholders (i) deliver written notice to FNEDC within the Response Period stating their election not to accept FNEDC's Offer, or (ii) fail to deliver written notice to FNEDC in response to FNEDC's Offer within the Response Period, then the Shareholders shall be entitled to retain Thirty-Seven Thousand Five Hundred Dollars ($37,500) of the Deposit but shall promptly return One Hundred Thirty-Seven Thousand Five Hundred Dollars ($137,500) of the Deposit to FNEDC by wire transfer of immediately available funds; provided, that an appropriate officer of FNEDC will certify to the Shareholders that FNEDC was timely ready and able to close.

         In the event FNEDC (i) fails to deliver written notice to the Shareholders within ten (10) days following the date on which FNEDC receives the Closing Statement of Revenues or (ii) delivers written notice to the Shareholders within such period stating its decision not to consummate the transactions contemplated herein, and the Shareholders deliver written notice to FNEDC within the Response Period stating their desire to consummate the transactions contemplated herein at the Adjusted Purchase Price no later than thirty (30) days following the date on which FNEDC receives such written notice (the "Shareholders' Offer"), then the Shareholders shall be entitled to retain Eighty-Seven Thousand Five Hundred Dollars ($87,500) of the Deposit but shall promptly return Eighty-Seven Thousand Five Hundred Dollars ($87,500) of the Deposit to FNEDC by wire transfer of immediately available funds; provided, that an appropriate officer of FNEDC will certify to the Shareholders that FNEDC was timely ready and able to close.

         In the event FNEDC (i) fails to deliver written notice to the Shareholders within ten (10) days following the date on which FNEDC receives the Closing Statement of Revenues, or (ii) delivers written notice to the Shareholders within such period stating its decision not to consummate the transactions contemplated herein, and the Shareholders (i) deliver written notice to FNEDC within the Response Period stating their election not to accept FNEDC's Offer, or (ii) fail to deliver written notice to FNEDC in response to FNEDC's Offer within the Response Period, then the Shareholders shall be entitled to retain Thirty-Seven Thousand Five Hundred Dollars ($37,500) of the Deposit but shall promptly return One Hundred Thirty-Seven Thousand Five Hundred Dollars ($137,500) of the Deposit to FNEDC by wire transfer of immediately available funds; provided, that an appropriate officer of FNEDC will certify to the Shareholders that FNEDC was timely ready and able to close.

                  Any adjustment to the Purchase Price in this Section 1.2 shall not be deemed to be a loss for purposes of Article VIII hereof. For purposes of calculating the Proportionate Deficit Amount as of the Closing Date, the Deficiency shall be deemed to be zero.

         (f) When and if a Deficiency is determined pursuant to the terms of the Escrow Agreement, the Proportionate Deficit Amount and the Adjusted Purchase Price shall be redetermined. In the event that there is not an Initial Sales Trigger (i.e., 1997 Annualized Revenues are not less than $5 million) and a Deficiency is determined pursuant to the Escrow Agreement, the purchase price of the Stock shall be the Adjusted Purchase Price; provided, however, for purposes of the calculation of the

Proportionate Deficit Amount, the 1997 Annualized Revenues shall be deemed to be equal to Five Million Seven Hundred Thousand Dollars ($5,700,000). In the event that the determination of a Deficiency causes the Purchase Price or the Adjusted Purchase Price, as the case may be, to be reduced from the Purchase Price or the Adjusted Purchase Price calculated at the Closing Date, the Shareholders shall be deemed to have repaid, such excess consideration by the distribution of the Deficiency to FNEDC pursuant to the Escrow Agreement.



                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1. Representations and Warranties of FNEDC.

         FNEDC hereby represents and warrants to the Shareholders that each of the statements contained in this Section 2.1 is true and correct in all respects as of the date hereof and will be true and correct at and as of the Closing.

                  (a) Organization, Power and Standing. FNEDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power to own and operate its properties and to carry on its business as such business is now conducted. FNEDC is duly qualified to do business as a foreign corporation in the State of New Jersey and in all jurisdictions in which failure to so qualify would have a material adverse effect on FNEDC.

                  (b) Power and Authority Relative to Transaction. FNEDC has full corporate power and authority and has taken all required action necessary to permit it to execute and deliver this Agreement and to perform all of the obligations contained herein, and to execute, deliver and perform all of the obligations contained in all other instruments or agreements required hereby or incident or collateral hereto (collectively with this Agreement, the "Operative Documents"), and none of such actions conflicts with or violates any provision of law known to FNEDC or of the Certificate of Incorporation or Bylaws of FNEDC, or violates or constitutes a default under or will result in any breach of any agreement, indenture, deed of trust, mortgage, instrument, lease, order, judgment, writ, injunction, decree, license or permit of any court or governmental or regulatory body applicable to FNEDC or by which FNEDC or its assets may be bound.

                  (c) Valid and Binding Obligation. The Operative Documents constitute valid and legally binding obligations of FNEDC, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other general laws affecting the rights and remedies of creditors, except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (d) Required Consents. Except as set forth on Schedule 2.1(d) hereto, no consent, order, approval, authorization, declaration or filing including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental authority, is required on the part of FNEDC for or in connection with the execution and delivery of the Operative Documents.

                  (e) No Brokers. FNEDC has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement and FNEDC is not under any obligation to pay any broker's fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.

                  (f) Litigation. Schedule 2.1(f) sets forth each instance in which FNEDC (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge, or (ii) is a party or, to the knowledge of FNEDC and any directors and officers (and employees with responsibility for litigation matters) of FNEDC, is threatened to be made a party, to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator, which in each case would materially adversely affect FNEDC's ability to perform its obligations under the Operative Documents.

                  (g) Solvency. FNEDC is financially solvent and, subject to receiving the net proceeds from its proposed initial public offering, FNEDC will have the financial ability to close the transaction contemplated herein in accordance with the terms and conditions hereof. Upon such Closing, FNEDC will have the financial ability at all times through the expiration of the escrow term (as defined in the Escrow Agreement) to continue the operation of the Business of the Companies and GHA.

                  (h) Compliance with Laws. To its best knowledge, FNEDC holds all permits, registrations, orders and authorizations of governmental authorities necessary or appropriate to consummate the transactions contemplated hereby.

                  (i) Disclosure. Neither the representations and warranties of FNEDC contained in this Agreement, nor the other information included in the Schedules hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein complete and not misleading as of the dates thereof in light of the circumstances in which they were made.

         2.2. Representations and Warranties Concerning the Companies.

                  Each of the Shareholders hereby jointly and severally represents and warrants to FNEDC, each Shareholder with respect to only those Companies in which he owns or has previously owned, directly or indirectly, or has the power to vote or dispose of, any shares of capital stock of such Company, that each of the statements contained in this Section 2.2 (including the Schedules hereto) is true and correct as of the date of this Agreement and will be true and correct at and as of the Closing.

                  (a) Organization, Power and Standing. Each Company is a corporation duly organized, validly existing and in good corporate and tax standing under the laws of the State of New Jersey. Each Company has the power and authority to own its properties and engage in the business in which it is currently engaged (except that immediately prior to the Closing, upon conversion to a general business corporation under the New Jersey Business Corporation Act (the "Business Corporation Act"), each Company shall no longer be authorized to engage in the practice of dentistry). The copy of each Company's Certificate of Incorporation and Bylaws, each as amended through the date hereof, that has been delivered to FNEDC by each Company is complete and correct as of the date of this Agreement and will continue in effect without further amendment (except to convert such Company to a general business corporation under the Business Corporation Act) through the Closing.

                  (b) Qualification to do Business. Each Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a material adverse effect on such Company.

                  (c) Subsidiaries and Interest in Other Entities. No Company has any subsidiary nor does it, directly or indirectly, own or have the right to acquire any equity interest in any other corporation, partnership, joint venture or other business organization, except as provided herein. No Company has made any investment in or advance of cash or other extension of credit to any company, entity or individual. Other than the Shareholders, there is no entity and/or individual controlling, controlled by or under control with any Company, nor is there any entity or person which on or prior to the Closing Date is or was a member of the same controlled group or affiliated service group or was under common control with any Company within the respective meanings of Sections 414(b), (m) and (c) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (d) Capitalization. The number of authorized shares of capital stock, the number of shares of capital stock presently issued and outstanding, the par value per share of capital stock and the beneficial owners of such issued and outstanding shares of capital stock of each Company are set forth in Schedule 2.2(d). All of the outstanding shares of capital stock of each Company have been issued in full compliance with all applicable securities laws. No Company has any outstanding options, warrants, conversion rights, exchange privileges or other commitments to issue or to acquire any shares of its capital stock or any securities or obligations convertible or exchangeable into shares of its capital stock except as set forth in Schedule 2.2(d).

                  (e) Certain Outstanding Liabilities. Except as set forth on
Schedule 2.2(e), no Shareholder has any debts, liabilities or obligations of any nature whatsoever which are related to the Business or the assets of the Companies. To each Shareholder's best knowledge, no Company has any debts, liabilities or obligations which have arisen after December 31, 1996 outside of such Company's ordinary course of business (and to the Shareholders' best knowledge, there is no present basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any Company giving rise to any liability), except as set forth on Schedule 2.2(e).

                  (f) Unfunded Liabilities. Without in any way limiting the representation and warranty set forth in Section 2.2(e) above, no Company has any unfunded liabilities in connection with any workers' compensation, employers' liability, or group health plan except as described in Schedule 2.2(f). The matters described in Schedule 2.2(f) will not, individually or in the aggregate, have any material adverse effect upon the business or operations of any Company or FNEDC.

                  (g) Title to Properties, Etc.. Except as listed on Schedule 2.2(g), each Company is the sole owner of, and has good, valid and marketable title to, all of its properties and assets, real and personal, and all trademarks, copyrights, and service marks used in connection with the Business. None of such properties is subject to any mortgage, pledge, lien, conditional sale agreement, security interest, encumbrance or other charge except:

                  (i) liens, encumbrances and leases incurred or made in the ordinary course of business which do not materially impair the usefulness of such properties and assets in the conduct of the business of each Company (but excluding liens securing payment of indebtedness);

                  (ii) liens from nondelinquent taxes, assessments or governmental charges or levies; and

                  (iii) as specifically set forth on Schedule 2.2(g).

Each Company enjoys peaceful and undisturbed possession under the leases set forth on Schedule 2.2(g). All such leases are valid, subsisting and in full force and effect, and there are no uncured defaults of any Company under such leases. The assets and properties of each Company, including those obtained pursuant to said leases, are adequate to conduct the operations currently conducted and presently proposed to be conducted by each Company. Except as otherwise specifically provided, the Shareholders make no representation or warranty concerning or relating to the condition, repair or maintenance of the machinery and equipment of each Company. Except as set forth in Schedule 2.2(g), however, no Company and none of the Shareholders has received any written notice from any federal, state or local governmental agency that any machinery, equipment or other assets of each Company fails to conform in all material respects to all applicable ordinances, regulations and zoning or other laws. There is no pending or, to the best of the Shareholders' knowledge, threatened condemnation of any such property. Except as set forth in Schedule 2.2(g), the leasehold or other interest of each Company in such real property is not subject or subordinate to any recorded security interest, lien or mortgage, except with respect to liens described in Subsections 2.2(g)(i) and (ii) above, and the Shareholders are not aware of any security interest, lien, mortgage or other encumbrance whatsoever on the Companies' leasehold or other interests. Except as set forth in Schedule 2.2(g), the lease for each Company's premises has not been amended (except for those leases between Saul Herman and the P.C. (as identified in Section 3.3 hereof) that may be amended as contemplated by Section 4.1(g) hereof) and neither the landlord, to each Shareholder's best knowledge, nor any Company is in default thereunder. No Company and neither of the Shareholders has received any written notice from any federal, state or local government agency and that the use of each Company's premises by such Company and the occupancy and operation thereof by such Company fails to comply in all material respects with all applicable federal, state and local laws, ordinances and regulations, including without limitation federal and state safety, health, environmental protection and hazardous waste laws, regulations, standards and ordinances.

                  (h) Conduct of Business; Absence of Material Adverse Changes. Since December 31, 1996, except as otherwise required pursuant to this Agreement, the Business has been conducted only in the usual and ordinary course, and there has been (i) no sale, transfer or other disposition of any of the material assets or capital stock of any Company; (ii) no encumbrance placed upon any Company's assets or stock; (iii) no other event or condition known to the Shareholders which materially and adversely affects, or which is reasonably likely to materially and adversely affect, the Business or the condition (financial or other), prospects, assets or liabilities of any Company; and (iv) no free service, premium or gift offered as an inducement to existing or prospective patients (other than charitable care provided in accordance with any Company's policy regarding uncompensated care) that materially and adversely affects, or which is reasonably likely to materially and adversely affect, the Business or the condition (financial or other), prospects, assets or liabilities of any Company.

         In particular, and without limiting the generality of the foregoing, since December 31, 1996, the Shareholders have not permitted any Company to do any of the following, except as otherwise contemplated herein:

                  (i) change its method of management or operations;

                  (ii) amend its Certificate of Incorporation or Bylaws;

                  (iii) terminate the services of any employee, consultant or agent of such Company;

                  (iv) increase the compensation payable or to become payable to any officer, director, employee or agent of such Company or make or enter into any bonus payment arrangement with any officer, director, employee, or agent, or hire or engage any additional management personnel or consultants for the business of such Company, except as disclosed in Schedule 2.2(h) or in connection with the transactions contemplated hereunder;

                  (v) make any loan to, or enter into any other transaction with, any of its directors, officers and employees outside of the Company's ordinary course of business;

                  (vi) adopt, amend, modify or terminate any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or take any such action with respect to any of its employee benefit plans);

                  (vii) directly or indirectly redeem, purchase or otherwise acquire or dispose of any properties or assets except in the ordinary course of business;

                  (viii) subject any of its properties or assets to any mortgage, pledge, security interest or lien;

                  (ix) directly or indirectly redeem, purchase or otherwise acquire any of its outstanding capital stock;

                  (x) incur any indebtedness for borrowed money, make any loans or advances to any individual, firm or corporation or assume, guarantee or endorse, or otherwise become responsible for, the obligation of any other individual, firm or corporation, except in the ordinary course of business;

                  (xi) modify, amend, cancel or terminate any existing agreement material to its business, including the making of any substantial prepayment on any existing obligation, except in the ordinary course of business;

                  (xii) make any material change in the accounting methods or practices employed by such Company as at the date hereof in respect of the business of such Company;

                  (xiii) delay or postpone the payment of its accounts payable and other liabilities outside its ordinary course of business;

                  (xiv) enter into any contract or commitment involving in any instance aggregate payment by such Company of more than $10,000 or extending beyond the Closing Date, except in connection with the transactions contemplated hereby or in the usual and ordinary course of business consistent with past practice;

                  (xv) declare or pay any dividend or distribution in respect of its capital stock, either in cash, in kind or in shares of stock (other than dividends or distributions that are consistent in nature and amount with each Company's past dividends or distributions during such Company's last five (5) fiscal years; provided, however, that subject to the final sentence of this Section 2.2(h), the Shareholders may cause the Companies to distribute to the Shareholders all cash in the Companies' respective bank accounts on or before the Closing Date), or issue or authorize any securities of the Company or grant stock options, warrants or other rights to acquire shares of its stock or securities convertible into or exchangeable for shares of its stock;

                  (xvi) take any other action which would materially adversely affect or detract from the value of such Company or the capital stock of such Company, including without limitation cancelling any debts or claims;

                  (xvii) waive any rights of material value or modify, amend, alter or terminate any Material Contract (defined in 2.2(n) below);

                  (xviii) grant any license or sublicense of any of its rights under or with respect to any of its intellectual property; and/or

                  (xix) directly or indirectly offer, solicit or entertain offers for or take any other action with a view to the sale of all or any substantial part of the assets, capital stock or business of such Company.

         Furthermore, the Shareholders have permitted the Companies and GHA to continue to pay any liabilities which are outstanding and due, consistent with past practice and within forty-five (45) days of receipt of evidence that each such outstanding liability is due and payable.

                  (i) Tax Returns and Payments. Each Company has prepared in good faith and filed when due, or timely obtained extensions of time for filing, all tax returns required by law to be filed, and has paid when due all taxes, assessments and other governmental charges (whether or not shown on any tax return), including without limitation all estimated tax payments imposed upon any of its properties, assets or income. To the best of the Shareholders' knowledge, no Company has any liability for any federal, state or local taxes not yet paid which relate to prior taxable years, except the portion of the 1997 tax year preceding the Closing. To the best of the Shareholders' knowledge, all such tax returns are correct and complete in all material respects and no income tax return nor any corporation excise tax return of any Company has ever been audited except as otherwise set forth on Schedule 2.2(i), which schedule sets forth in reasonable detail the nature and scope of each disclosed audit. No Company has ever filed a consent under Section 341(f) of the Code. No Company has executed any waiver or consent that would have the effect of extending any applicable statute of limitations in respect of any of its tax liabilities. To the best of the Shareholders' knowledge, the charges, accruals and reserves on the books of each Company in respect of taxes for all fiscal periods are adequate, and there is no unpaid assessment or any basis for the assessment of any material amount of additional taxes for any period or partial period preceding Closing. Except as set forth on Schedule 2.2(i), neither the Internal Revenue Service nor any other taxing authority has asserted or threatened to assert, or is now asserting or threatening to assert, against any Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Each Company has withheld from its employees or its other payees gross compensation and has paid over to appropriate governmental authorities all tax and other withholdings required by applicable law. If any Company has any liability arising from or related to any taxes for any period prior to the Closing, the Shareholders shall be fully and solely responsible for the payment of such tax liabilities. Each Shareholder agrees to indemnify FNEDC in accordance with Section 8.2 hereof for any liability of any Company relating to or arising from any taxes for any period prior to the Closing; provided that it is agreed and acknowledged that any indemnity claim made by FNEDC hereunder shall neither be subject to the basket nor be included in the cap as set forth in Section 8.5 hereof.

                  (j) Compliance with Laws. Except as set forth on Schedule 2.2(j) hereto, to each Shareholder's best knowledge, each Company presently holds all permits, licenses, consents, certificates, approvals, qualifications, registrations, orders and authorizations of governmental authorities (collectively, "Permits") necessary or appropriate for the conduct of the Business and the consummation of the transactions contemplated hereby, and all such Permits are listed on Schedule 2.2(j). To the best of the Shareholders' knowledge, the Permits constitute all such permits, licenses, consents, certificates, approvals, qualifications, registrations, orders and authorizations of governmental authorities required for the conduct of the Business, and no suspension or cancellation of any Permit is threatened. To the best of the Shareholders' knowledge, all of the Permits are in full force and effect and are valid and enforceable in accordance with their terms. To the best of the Shareholders' knowledge, there exists no fact or circumstance which constitutes, or with the passage of time or giving of notice or both would constitute, a default under any Permit or allow any governmental or other authority to cancel or terminate any Permit. No Company and none of the Shareholders has received any notice from any federal, state or local governmental agency, and no Company and none of the Shareholders has any knowledge or reason to believe that any Company's operation of the Business violates any federal, state or local law, regulation, order or restriction that materially and adversely affects or which is reasonably likely to materially and adversely affect, the Business, or the condition (financial or other), prospects, assets or liabilities of any Company. Except as set forth on Schedule 2.2(j) hereto, to each Shareholder's best knowledge, each Company has operated the Business in full compliance with all applicable laws, including all laws and regulations relating to payment and claims for health care services, employment, occupational safety and health, and environmental matters. Except as set forth on Schedule 2.2(j) hereto, to each Shareholder's best knowledge, at all times prior to the filing contemplated by Section 4.1(c) hereof, no Company is in material violation of any federal, state or local statute, ordinance, judgment, decree, order or governmental rule, regulation, policy or guideline applicable to such Company in a manner which could materially and adversely affect its condition (financial or otherwise), the transactions contemplated by this Agreement or the Business.

                  (k) Insurance. Each Company has continuously maintained for the entire period of time the Business has been in existence, and continues to maintain, property, general liability, professional liability and workers' compensation insurance covering the operations of the Business through the current insurance policies listed in Schedule 2.2(k) hereto or through comparable insurance policies previously in effect. All such current policies are in full force and effect, all premiums due thereon have been paid, and at all times prior to the filing contemplated by Section 4.1(c) hereof, each Company has complied in all material respects with the provisions of such policies. Each Company and each dentist-employee of each Company currently maintains in full force and effect an individual professional liability insurance policy with liability limits of at least $1 million per occurrence and $3 million aggregate except as provided on
Schedule 2.2(k). Except as otherwise indicated on Schedule 2.2(k), all liability insurance policies are on an "occurrence" basis. The insurance listed in
Schedule 2.2(k) is in amounts adequate to cover losses on physical assets.

                  (l) Employees and Compensation.

                  (i) To each Shareholder's best knowledge, no Company is in violation of any applicable federal, state or local laws or regulations with respect to employment, employment practices, or the terms and conditions of employment, wages and hours in a manner which could materially and adversely affect its condition (financial or otherwise). None of any Company's employees is represented by any union, and there is no labor strike, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of any Company or any labor union pending or threatened against any Company.

                  (ii) To each Shareholder's best knowledge, there are no employment or consulting contracts or arrangements (other than those terminable at will) with any employees or consultants of or associated with any Company, except as described on Schedule 2.2(l) hereto.
         Schedule 2.2(l) also sets forth a true and complete list of all employees of and consultants to each Company, showing date of hire, hourly rate or salary or other basis of compensation, each bonus, hourly rate increase and/or salary increase granted since December 31, 1996 (or committed to be granted in connection with the transactions contemplated hereunder), and job function.

         (m) Employee Benefits. Schedule 2.2(m) contains a complete and accurate list of each plan, arrangement, understanding, practice or commitment, formal or informal, firm or contingent, written or oral, currently sponsored, maintained or contributed to by any Company which covers, or which at any time prior to the Closing covered, any of the current or former officers, employees or independent contractors of such Company or its predecessors and providing any of the following benefits: bonus, stock bonus, profit sharing, pension, retirement, life insurance, medical, hospitalization, dental, vision, disability, vacation, workers' compensation, deferred or incentive compensation, severance benefits and including, without limitation, each "employee pension benefit plan" (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter "ERISA")) and "employee welfare benefit plan"

(within the meaning of Section 3(1) of ERISA) (collectively, the "Plans"). Except as disclosed on Schedule 2.2(m):

                  (i) No Company and no Shareholder has engaged in any transactions which would, directly or indirectly, subject any Plan, its related trust or any Company to a tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA;

                  (ii) Each Company and each Shareholder has performed all its or his respective material obligations under the Plans and has not violated the provisions of any of the Plans and, to the best knowledge of each Company and each Shareholder, no other party is in violation thereof;

                  (iii) Each Plan is in compliance in all material respects with all applicable requirements prescribed by all statutes (including, without limitation, ERISA and the Code), orders, governmental rules and regulations;

                  (iv) All payments required to be made to each Plan as of the Closing have been timely and completely made;

                  (v) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or to the best knowledge of any Company or either Shareholder, is threatened, alleging any breach of the terms of any Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any Plan;

                  (vi) Subject to applicable requirements of ERISA, neither any provision of any Plan nor any agreement with any employee nor any representation or course of conduct by or on behalf of any Company would prevent the amendment or termination after the Closing of any Plan without liability to such Company;

                  (vii) There are no benefits or severance obligations of any Company that will arise as a result of the transactions contemplated hereunder;

                  (viii) No Plan which is an "employee welfare benefit plan" provides for continuing benefits or coverage, including but not limited to medical, health or life insurance, to any employee or former employee following termination of employment with any Company other than that either required by Section 4980B of the Code and Sections 601 through 609 of ERISA (or similar provisions of state law), or provided in accordance with the conversion feature of the Plan.

                  (ix) Each Plan which is a "group health plan" (within the meaning of Section 4980(B)(a)(2) of the Code) is in material compliance with the applicable requirements under Section 4980B of the Code and Sections 601 through 609 of ERISA;

                  (x) No Plan is, or forms part of, a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) or a "voluntary employees' beneficiary association" (within the meaning of Section 501(c)(9) of the Code);

                  (xi) With respect to each Plan which is a self-insured "employee welfare benefit plan," no claims have been made pursuant to any such Plan that have not yet been paid and, to the best knowledge of each Company and the Shareholders, no injury, sickness or other medical condition has been incurred with respect to which claims may be made pursuant to any such Plan; and

                  (xii) All reports, forms and other documents with respect to any Plan required to be filed with any government entity or to be disclosed to Plan participants and their beneficiaries have been timely filed or disclosed, as the case may be, and are accurate in all material respects.

         (n) Material Contracts. Schedule 2.2(n) hereto sets forth a complete and accurate list and compilation of all material:

                  (i) Contracts with respect to the provision of health care services, including all contracts between third party payors and any Company or any Shareholder;

                  (ii) Licenses, leases, contracts and other arrangements with respect to any material property of any Company;

                  (iii) Contracts (written or unwritten) with respect to which any Company has any liability or obligation, contingent or otherwise, involving more than $10,000 or which may otherwise have any continuing effect after the Closing, or which place any material limitation on the method of conducting or the scope of the Business;

                  (iv) Contracts of any Company with directors, officers, employees, agents and/or consultants of the Company or the spouses or relatives of such persons;

              (v) Compensation arrangements for all employees and consultants including rates of pay and other benefits and the amounts of compensation and other benefits accrued as of a recent date;

             (vi) Agreements, contracts or instruments relating to the borrowing of money, or the guaranty of any obligation for the borrowing of money;

            (vii) Contracts between officers, directors or employees of any Company and any other person or entity which purport to restrict any Company's business activities or use of information in the Business, including without limitation any covenant not to compete;

           (viii) All agreements relating to any securities of any Company or rights in connection therewith; and

             (ix) Any contracts, leases or other agreements referred to in any other Schedule hereunder, and any other material contracts, instruments, commitments, plans or arrangements of any Company.

All the foregoing are herein called "Material Contracts." Schedule 2.2(n) includes with respect to each Material Contract the names of the parties, the date thereof, its title or other general description. Copies of all written Material Contracts have been delivered to FNEDC or its counsel or accountants. Each Material Contract sets forth the entire arrangement and understanding between the respective Company and the respective third parties with respect to the subject matter thereof and, except as indicated in such Schedule, there have been no amendments or side or supplemental arrangements to or in respect of any Material Contract. Each Company has furnished to FNEDC true and correct copies of all Material Contracts as currently in effect, and will furnish any further information that FNEDC may reasonably request in connection therewith. Each Material Contract is valid and in full force and effect, and each Company has performed all material obligations required to be performed by it thereunder. Prior to the filing contemplated by Section 4.1(c) hereof, no Company was at any time or is in material default under or in material breach or material violation of (a) its Certificate of Incorporation or Bylaws, or (b) to each Shareholder's best knowledge, any Material Contract, or (c) any other agreement, indenture, deed of trust, mortgage, instrument, lease, order, judgment, writ, injunction, decree, license, permit, statute, rule or regulation of any court or governmental or regulatory body applicable to it in a manner which would materially and adversely affect its condition, the transactions contemplated by this Agreement or the Business, and the execution and delivery of the Operative Documents and the consummation of the transactions contemplated thereby will not result in the violation of any law, decree or order known to such Company or in any default, breach or violation of such Company's Certificate of Incorporation or Bylaws, or any Material Contract to which such Company is a party or by which it is bound. Except as set forth on Schedule 2.2(n) and the filings contemplated by Section 4.1(c) hereof, to the best of the Shareholders' knowledge, there is no event which has occurred or existing condition which constitutes, or with notice or lapse of time or both, would constitute a default under any Material Contract or would cause the acceleration of any obligation of any party thereto, or give rise to any right of termination or cancellation or cause the creation of any lien or encumbrance on any asset of any Company. To the best of the Shareholders' knowledge, no third party is in default under any material provision of any Material Contract. None of the Shareholders has any knowledge that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects. There is no term of any Material Contract that materially adversely affects the Business or the business, operations, affairs, prospects or conditions of any Company.

                  (o) Books and Records. As of the Closing Date, all past actions and authorizations of each Company's board of directors and shareholders since the date of each Company's respective incorporation have been fully and validly ratified. Except as detailed in Schedule 2.2(o) hereto, the general ledgers and books of each Company and all of such Company's other books, accounts and records are identified on Schedule 2.2(o), constitute all such ledgers, books, accounts and records of each Company, are complete and correct in all material respects.

                  (p) Banking Relationships. All of the arrangements which any Company has with any banking institution are completely and accurately described in Schedule 2.2(p), indicating with respect to each such arrangement the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereto. No Company has any outstanding powers of attorney of any kind.

                  (q) Required Consents, Etc. Except as described in Schedule 2.2(q) hereto, to the best of the Shareholders' knowledge, no consent, approval, authorization, declaration or filing, including without limitation any consent, approval or authorization of or declaration or filing with any governmental authority, is required on the part of any Company in connection with the execution and delivery of the Operative Documents.

                  (r) Accounts Receivable. To the best of the Shareholders' knowledge, all notes and accounts receivable of each Company are reflected properly on its books and records. Except as set forth on Schedule 2.2(r), no Company has any accounts or loans receivable from any person, firm or corporation which is affiliated with such Company or from any director, officer or employee of such Company. All accounts receivable of each Company arose out of bona fide transactions in its ordinary course of business.

                  (s) Litigation. Except as set forth on Schedule 2.2(s), there is no litigation, proceeding or investigation pending or, to the best of the Shareholders' knowledge, threatened (nor, to the best of the Shareholders' knowledge, is there any basis therefor) against any Company or affecting any of its properties, rights or assets or against any officer or employee which relates to the affairs of any Company or the right of any officer or employee to participate in the business of any Company and which is reasonably likely to result in any material adverse change in the Business or in the business or condition (financial or otherwise), prospects, assets or liabilities of any Company or which relates to the Stock or the transactions contemplated by this Agreement, in any court or before any authority or governmental entity including, without limitation, actions, proceedings or investigations with respect to any alleged violation by any Company of any law, statute, ordinance, regulation, order, policy or guideline of any governmental entity.

                  (t) No Medicare Payment Program Providers. None of the dentists rendering services to patients of the Companies at the Companies' locations are participating providers in the Medicare payment program.

                  (u) No Brokers. No Company has dealt with any broker, finder or similar agent with respect to the transactions contemplated by the Agreement and no Company is under any obligation to pay any broker's fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.

                  (v) Disclosure. Neither the representations and warranties of each Company and each Shareholder contained in this Agreement nor the financial or other information included in the Schedules hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein complete and not misleading as of the dates thereof in light of the circumstances in which they were made. There is no fact presently known to the Shareholders which will (so far as the Shareholders or any Company can now reasonably foresee) materially adversely affect the Business or the operations and/or affairs of any Company.

                  (w) No Offer. During the periods (i) commencing on January 15, 1997 and continuing through July 15, 1997, and (ii) commencing on the execution date of this Agreement and continuing through the earlier of December 15, 1997 or the Closing Date, no Company has, directly or indirectly, through any officer, director, agent or otherwise, (i) solicited, initiated or encouraged submission of proposals or offers from any person other than FNEDC relating to any acquisition or purchase of any of the stock and/or the assets of any Company, or any equity interest in any Company or any equity investment, merger, consolidation or business combination with any Company, or (ii) participated in any discussions or negotiations regarding, or furnished to any other person, any non-public information with respect to, or otherwise cooperated in any way with, or assisted or participated, facilitated or encouraged, any effort or attempt by any other person to do or seek any of the foregoing.

                  2.3. Representations and Warranties Concerning the
Shareholders.

                  Each Shareholder hereby severally, but not jointly, represents and warrants to FNEDC that each of the statements contained in this Section 2.3 is true and correct as to himself as of the date of this Agreement and will be true and correct at and as of the Closing:

                  (a) Title. Such Shareholder has good, marketable and unencumbered title to, and full right, power and authority to sell, transfer, assign and deliver the Stock; and FNEDC will on the Closing Date, acquire good and marketable title to such Stock, free and clear of any liens, encumbrances, restrictions on transfer, charges or claims.

                  (b) Due Issuance. The shares of Stock owned by such Shareholder are validly issued, fully paid and nonassessable.

                  (c) Power and Authority Relative to Transaction. Such Shareholder has full power and authority and has taken all required action necessary to permit him to execute and deliver the Operative Documents, and none of such actions conflicts with or violates any provision of law known to him or violates or constitutes a default under or will result in any breach of any agreement, indenture, deed of trust, mortgage, instrument, lease, order, judgment, writ, injunction, decree, license or permit of any court or governmental or regulatory body applicable to him.

                  (d) Valid and Binding Obligations. The Operative Documents constitute the valid and legally binding obligations of such Shareholder, enforceable against him in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other general laws affecting the rights and remedies of creditors, except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (e) Required Consents. No consent, order, approval, authorization, declaration or filing including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental authority, is required on the part of such Shareholder for or in connection with the execution and delivery of the Operative Documents.

                  (f) Litigation. Schedule 2.3(f) sets forth each instance in which such Shareholder (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or, to the knowledge of such Shareholder, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator, which in each case would materially adversely affect the Shareholder's ability to perform his obligations under the Operative Documents.

                  (g) No Brokers. Such Shareholder has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by the Agreement and such Shareholder is not under any obligation to pay any broker's fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.

                  (h) Dental Practice. Except as set forth in Schedule 2.3(h), such Shareholder conducts his dental practice exclusively through the Companies, and the Companies have good, marketable and, subject to any exceptions set forth in Section 2.2(h), unencumbered title to all assets used by such Shareholder in connection with his dental practice.

                  (i) No Offer. During the periods (i) commencing on January 15, 1997 and through July 15, 1997, and (ii) commencing on the execution date of this Agreement and through the earlier of December 15, 1997 or the Closing Date, no Shareholder has, directly or indirectly, offered, solicited offers for or sold, assigned, pledged or otherwise transferred any of the Stock prior to the Closing. No Shareholder has, directly or indirectly, through any agent or otherwise, (i) solicited, initiated or encouraged submission of proposals or offers from any person other than FNEDC relating to any acquisition or purchase of any of the stock and/or the assets of any Company, or any equity interest in any Company or any equity investment, merger, consolidation or business combination with any Company, or (ii) participated in any discussions or negotiations regarding, or furnished to any other person, any non-public information with respect to, or otherwise cooperated in any way with, or assisted or participated, facilitated or encouraged, any effort or attempt by any other person to do or seek any of the foregoing.

                  (j) Disclosure. Neither the representations and warranties of such Shareholder contained in this Agreement, nor the other information included in the Schedules hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein complete and not misleading as of the dates thereof in light of the circumstances in which they were made.


                                   ARTICLE III

                       ADDITIONAL COVENANTS AND AGREEMENTS

         3.1. FNEDC's Access to Information. The Shareholders shall cause each Company to permit FNEDC and its counsel, accountants and other representatives full and free access, upon reasonable notice and during normal business hours without interference to business operations, throughout the period prior to the Closing, to all of the properties, books, contracts, commitments, records (including financial and tax records for fiscal years 1993 through and including 1996 and any 1997 interim period prior to Closing), officers and personnel of each Company and shall furnish to FNEDC during such period all such information concerning the business activities of each Company as FNEDC or its counsel, accountants or other representatives may reasonably request. FNEDC agrees to pay the reasonable out-of-pocket expenses incurred in providing this information. FNEDC further agrees that it will not communicate with employees of the Companies or GHA without the prior approval of Saul Herman. If the transactions contemplated by this Agreement are not consummated, all confidential or proprietary information furnished by the Shareholders or any Company shall be kept in strict confidence in accordance with Article X hereof and shall not be used or disclosed by any recipient, and FNEDC shall cause each such recipient to return to such Company all copies of documents or records furnished hereunder. No investigation or findings of FNEDC shall diminish or affect the representations and warranties of the Shareholders in this Agreement or relieve the Shareholders of any of their obligations hereunder; provided, however, that FNEDC shall promptly disclose to the Shareholders the results of any investigation by FNEDC which reveals information that is likely to materially adversely affect the Shareholders.

         3.2. Notices and Consents; Governmental Approvals. The Shareholders shall use their good faith commercially reasonable efforts to obtain, and shall cooperate with FNEDC to obtain, all governmental and regulatory approvals and actions necessary to consummate the transactions contemplated hereby which are required to be obtained by applicable law or regulations. The Shareholders will cause each Company to give any notices to third parties, and will use their good faith commercially reasonable efforts to obtain any third party consents that FNEDC reasonably may request in connection with the matters referred to in
Section 2.1(d) above and/or to effect transfers of the contracts and agreements described in Schedule 2.2(n); provided however, that during the Escrow Period (as defined in the Escrow Agreement) the Shareholders shall not be required to give any notice or obtain any consent to transfer from any employer which is a party to any dental plan contract with the Company as of the closing. Each of the Parties will give any required notices, make any filings with, and use its or his, as the case may be, good faith commercially reasonable efforts to obtain any governmental approvals in connection with the matters referred to in Sections 2.1(d), 2.2(j) and 2.3(e) above.

         3.3. Assignment of Intellectual Property and Other Documents. In the event that any Shareholder has ownership rights, title or interest in any intellectual property, or is a party in his individual capacity to any contracts, agreements, or other documents ("Other Documents") intended to be transferred to FNEDC or the P.C., pursuant to the Closing, such Shareholder hereby conveys, transfers and assigns any and all of such right, title and interest in and to said intellectual property and Other Documents and will take whatever action necessary for FNEDC or the P.C. to effect transfer or assignment of the same as of the Closing or as soon as possible thereafter.

         3.4. Assumption of Certain Automobile Leases by Saul Herman. Prior to the Closing, the Shareholders shall cause Dr. S. Herman Group Dental Associates, P.A. to convey, transfer and assign to Saul Herman any and all of their respective right, title and interest in and to the Automobile Leases described on the attached Schedule 3.4 (the "Automobile Leases"). The Shareholders will take whatever action is necessary to effect the transfer or assignment of the Automobile Leases to Saul Herman prior to the Closing.

         3.5. Indemnification of Mark Herman by the P.C. With Respect to Certain Equipment Leases Assumed by the P.C. Schedule 3.5 attached hereto sets forth certain leases for equipment used by the Companies in the Business ("Equipment Leases") for which Mark Herman, the son of Saul Herman and a dentist employed by one or more of the Companies ("Mark Herman"), is liable as a party to the lease or as a guarantor. Upon Closing, the Shareholders shall use their best efforts to cause Mark Herman and each Company that is a party to an Equipment Lease (each a "Lessee") to take whatever action is necessary to effect the transfer or assignment of such Equipment Lease to the P.C. and to obtain the approval or consent of the lessor to convey, transfer and assign to the P.C. any and all of such Lessee's right, title and interest in and to such Equipment Lease. The P.C. hereby agrees to indemnify, defend and hold harmless Mark Herman in accordance with the terms and conditions of the Mark Herman Employment Agreement as defined in Section 4.1(e) hereof.

         3.6. Space Arrangement with Armento. The Parties' agreement with Armento is set forth on the attached Schedule 3.6 (the "Armento Space Agreement").

         3.7. Consulting Arrangement with Saul Herman. The Parties' agreement with Saul Herman is set forth on the attached Schedule 3.7.

         3.8. Operation of Business. No Shareholder will permit any Company to engage in any practice, take any action, or enter into any transaction outside of its ordinary course of business. Without limiting the generality of the foregoing, the Shareholders will ensure that no Company will, at any time prior to Closing, (i) declare, set aside or pay any dividend or make any distribution with respect to its capital stock (other than dividends and distributions that are consistent in nature and amount with such Company's last five (5) fiscal years; provided, however, that subject to the final sentence of Section 2.2(h), the Shareholders may cause the Companies to distribute to the Shareholders all cash in the Companies' respective bank accounts on or before the Closing Date), or redeem, purchase or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 2.2(h) above.

         3.9. Preservation of Business. Prior to Closing, the Shareholders will use their good faith commercially reasonable efforts to ensure that each Company will keep the Business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.

         3.10. Notice of Developments. The Shareholders on one hand, and FNEDC, on the other, will give prompt written notice to the other of any material adverse development prior to Closing which causes or is likely to cause a breach of any of their, his or its own, as the case may be, representations and warranties in Sections 2.1, 2.2 and 2.3 above. No disclosure by any Party pursuant to this Section 3.10, however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

         3.11. Insurance. Each Shareholder will use his good faith commercially reasonable efforts to ensure that at all times prior to the Closing Date each Company and each dentist-employee of each Company will continue to maintain in full force and effect an individual professional liability insurance policy with liability limits of at least $1 million per occurrence and $3 million aggregate. If any of the foregoing insurance is on a "claims-made" basis, each Shareholder will use his good faith commercially reasonable efforts to ensure that each Company will prior to Closing obtain, at its expense, malpractice tail insurance, in form and substance acceptable to FNEDC, to insure against general, professional and directors and officers liability claims made on or after Closing resulting from or arising out of events occurring in the Business prior to Closing.

Such tail policies shall name FNEDC as a named insured thereunder.

         3.12. Further Assurances. The Shareholders on one hand, and FNEDC, on the other, both before and after the Closing, upon the request from time to time of the other, and without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby (including, without limitation, the orderly transfer to FNEDC of the Stock), including without limitation by executing, acknowledging and delivering assurances, assignments and other documents and instruments, furnishing information and copies of documents, books and records (including without limitation tax records); filing reports, returns, applications, filings and other documents and instruments with governmental authorities; and cooperating with the other in exercising any right or pursuing any claim, whether by litigation or otherwise, other than rights and claims running against the party from whom or which such cooperation is requested.

         3.13. Survival of Covenants. The covenants contained in Sections 3.5, 3.6, 3.7, 3.12 and 3.13 shall survive the Closing.

         3.14. Break-Up Fee. Each Shareholder hereby agrees that, during the applicable Break-Up Fee Period as defined below, in the event of a sale, merger, consolidation or other disposition of all or a majority of the assets or stock of any Company or GHA, to, with or into a third party other than an affiliate of FNEDC, another Company, GHA or a Shareholder, or in the event any Company otherwise combines or forms a partnership with a third party other than an affiliate of FNEDC, another Company, GHA or a Shareholder, then FNEDC would be irreparably harmed. Accordingly, in the event of any such sale, merger, consolidation or other combination (a "Transaction"), within the applicable Break-Up Fee Period set forth below, each Shareholder hereby agrees that he shall be jointly and severally liable to FNEDC for liquidated damages in the aggregate amount of One Million Dollars ($1,000,000) under this Agreement and the DPO Stock Purchase Agreement, which liquidated damages shall be due and payable to FNEDC immediately upon the consummation of any such sale, merger, consolidation or other combination.

                  In the event (i) FNEDC terminates this Agreement in accordance with Article IX hereof or FNEDC of NJ terminates the DPO Stock Purchase Agreement in accordance with Article IX thereof and the Shareholders are unable to terminate either this Agreement in accordance with Article IX hereof or the Stock Purchase Agreement in accordance with Article IX thereof, or (ii) the Shareholders fail to make good faith commercially reasonable efforts to fulfill the closing conditions set forth in Section 4.1 hereof by the Closing Date and FNEDC delivers a written notice to the Shareholders stating its election to terminate this Agreement, then the Break-Up Fee Period shall commence as of the

Closing Date and expire no earlier than six (6) months from such date.

                  In the event (i) the Shareholders terminate this Agreement in accordance with Article IX hereof, or (ii) FNEDC is unable to, or elects not to, fulfill the closing conditions set forth in Section 4.2 hereof by the Closing Date and the Shareholders deliver a written notice to FNEDC stating their election to terminate this Agreement, then the Break-Up Fee Period shall terminate as of the date of such notice.

         3.15. Subchapter S Elections. FNEDC agrees to use commercially reasonable efforts to make a Section 1377(a)(2) election in a timely manner for each Company that exists as of the Closing Date for federal income tax purposes as a Subchapter S corporation in order to close the books of such Company as of the Closing Date. Each Shareholder hereby agrees to provide reasonable assistance, upon and in accordance with the reasonable request of FNEDC, to effect FNEDC's filing of the Subchapter S elections described herein above.


                                   ARTICLE IV

                              CONDITIONS TO CLOSING

         4.1. Conditions Precedent to FNEDC's Obligations. The obligation of FNEDC to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

                  (a) Representations and Warranties True; Obligations Performed. Each of the representations and warranties contained in Sections 2.2,
2.3 and 2.4 of this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as otherwise specifically provided for herein. The Shareholders shall have performed, on or before the Closing Date, all obligations under this Agreement which by the terms hereof are to be performed respectively by each Shareholder on or before the Closing Date.

                  (b) Delivery of Certificates. The Shareholders shall have delivered to FNEDC certificates representing the Stock, duly endorsed for transfer or with duly executed stock powers attached.

                  (c) Filing of Amended Certificates of Incorporation. The Shareholders shall have caused each Company to file an Amended Certificate of Incorporation in the form attached hereto as Exhibit B.

                  (d) Escrow Agreement. The Shareholders shall have executed and delivered the Escrow Agreement.

                  (e) Employment Agreement with Mark Herman. The Shareholders shall have caused the execution and delivery of an employment agreement among Mark Herman, the P.C. and GHA (the "Mark Herman Employment Agreement") attached hereto as Exhibit C.

                  (f) Leases. The Shareholders shall have caused each Company to deliver a fully executed Assignment and Assumption Agreement in the form attached hereto as Exhibit D with respect to each lease set forth on Schedule 2.2(g) for which consent to transfer is required, dated as of the Closing Date, by and among such Company, the P.C. and the respective landlord (collectively, the "Assumption Agreements").

                  (g) Herman Leases. Saul Herman shall have executed and delivered a lease by and between Saul Herman and the P.C. for the premises located at (i) 182 Ferry Street, Newark, New Jersey, (ii) 214 Kearny Avenue, Kearny, New Jersey, and (iii) 236 East Westfield Avenue, Roselle Park, New Jersey, in the form attached hereto as Exhibit E ((i)-(iii), collectively, the "Herman Leases").

                  (h) Equipment Leases. The Shareholders shall have caused each Company and the respective lessor to deliver: (i) a fully executed assignment of each equipment lease described in Section 2.2(n) hereof, including but not limited to those equipment leases listed on Schedule 3.5 for which Mark Herman is liable as a party to the lease or as a guarantor, in a form reasonably acceptable to FNEDC and dated as of the Closing Date, by and among such Company, the P.C. and the respective lessor (collectively, the "Equipment Lease Assignments"); and (ii) an executed consent to transfer from any lessors in form and substance reasonably satisfactory to FNEDC with respect to each lease in which the Companies are not lessees; provided, however, that failure by the Shareholders to obtain and deliver any such executed Equipment Lease Assignments and/or consents to transfer after good faith commercially reasonable efforts to do so shall not affect the Shareholders' rights, if any, to retain all or any portion of the Deposit.

                  (i) Legal Opinion from Counsel for the Shareholders. FNEDC shall have received the written opinion of Cole, Schotz, Meisel, Forman and Leonard, P.C., counsel for the Shareholders, Mark Herman and the Companies, dated the Closing Date and substantially in the form attached hereto as Exhibit F.

                  (j) Delivery of Other Instruments. The Shareholders shall have delivered instruments of conveyance for the Other Documents and such other certificates, consents, instruments or agreements as may be reasonably requested by FNEDC or its counsel.

                  (k) Termination of Plans. The Shareholders shall have caused the Companies to terminate the Plans listed in Schedule 2.2(m) effective on or before the Closing Date.

                  (l) Required Consents. All consents and waivers (except for consents from lessors for assignment to the P.C. of certain equipment leases described in Section 2.2(n) hereof, including but not limited to those equipment leases listed on Schedule 3.5, that are not obtained as of the Closing Date; provided that the Shareholders have used their best efforts to obtain such consents), in form and substance satisfactory to FNEDC and its counsel, necessary or appropriate to (1) consummate the Closing and the other transactions contemplated hereby, and (2) for the continued operation of the Business of each Company on substantially the same basis as operating currently and without the imposition of materially adverse conditions on such Business shall have been obtained by the Shareholders.

                  (m) DPO Stock Purchase Agreement. The DPO Stock Purchase Agreement shall have been executed and delivered by the Shareholders.

         4.2. Conditions Precedent to the Obligations of the Shareholders. The obligation of each Shareholder to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or written waiver of the following conditions on or prior to the Closing Date:

                  (a) Representations and Warranties True; Obligations Performed. Each of the representations and warranties of FNEDC contained in
Section 2.1 shall be true and correct in all material respects at and as of the Closing, except as otherwise specifically provided for herein. FNEDC shall have performed, on or before the Closing Date, all obligations under this Agreement which by the terms hereof are to be performed by FNEDC on or before the Closing Date.

                  (b) Deposit. FNEDC shall have delivered the Deposit in accordance with Section 1.1(a) hereof.

                  (c) Required Consents. All consents and waivers, in form and substance satisfactory to the Shareholders and their counsel, necessary to consummate the Closing and the other transactions contemplated hereby, shall have been obtained by FNEDC.

                  (d) Escrow Agreement. FNEDC and FNEDC of NJ shall have executed and delivered the Escrow Agreement.

                  (e) Employment Agreement with Dr. Mark Herman. FNEDC shall have caused the P.C. to execute and deliver the Mark Herman Employment Agreement.

                  (f) Assumption Agreements. FNEDC shall have caused the P.C. to execute and deliver the Assumption Agreements.

                  (g) Equipment Lease Assignments. FNEDC shall have caused the P.C. to execute and deliver the Equipment Lease Assignments.

                  (h) Herman Leases. FNEDC shall have caused the P.C. to execute and deliver the Herman Leases.

                  (i) Legal Opinion from Counsel to FNEDC. The Shareholders shall have received the written opinion of McDermott, Will and Emery, counsel to FNEDC, dated the Closing Date and in a form reasonably satisfactory to Shareholders' counsel.

                  (j) DPO Stock Purchase Agreement. The DPO Stock Purchase Agreement shall have been closed by FNEDC of NJ. FNEDC shall cause each of FNEDC of NJ and the P.C. on the date of closing to have signed counterpart signature pages to this Agreement and the DPO Stock Purchase Agreement.

                  (k) Delivery of Financial Statements. FNEDC shall have delivered to the Shareholders copies of the financial statements prepared according to generally accepted accounting principals by FNEDC's independent accountants for the Companies and GHA.


                                    ARTICLE V

                             CLOSING AND DELIVERIES

         5.1. Date and Place of Closing. Subject to Section 1.2, to the extent applicable, if at all, the consummation of the transactions contemplated hereby (the "Closing") shall be held at the offices of McDermott, Will & Emery, 50 Rockefeller Plaza, 11th Floor, New York City, New York at 10:00 a.m. on the earlier of (i) the tenth (10th) day after the closing date of FNEDC's proposed initial public offering, or (ii) December 15, 1997, or at such other time and place as the parties may mutually agree in writing (the "Closing Date").

         5.2. Deliveries at Closing by the Shareholders. At the Closing, provided FNEDC has duly performed its obligations hereunder, the Shareholders shall deliver or cause to be delivered to FNEDC the following:

              (a) Certificates representing the Stock, duly endorsed for transfer or with duly executed stock powers attached, and free of any liens, encumbrances, restrictions on transfer, charges or claims;

                  (b) Certified copies of resolutions duly adopted by each Company's (i) Board of Directors, and (ii) shareholders, approving and authorizing the transactions provided for in the Operative Documents, the execution thereof and the performance of all acts required to be performed by each Company thereunder, accompanied by an appropriate certificate of incumbency;

                  (c) Certified copies of resolutions duly adopted by each Company's (i) Board of Directors, and (ii) shareholders, ratifying all actions and authorizations of each Company's board of directors and shareholders since the date of each Company's respective incorporation, accompanied by an appropriate certificate of incumbency;

                  (d) A copy of each Company's (i) Certificate of Incorporation, and (ii) Bylaws, each as amended as of the Closing Date and certified by the Secretary of such Company, a Certificate of Good Standing of each Company issued as of a recent date by the Secretary of State of the State of New Jersey and a Tax Clearance Certificate of each Company issued as of a recent date by the New Jersey Department of Taxation;

                  (e) Instruments of transfer, in form reasonably satisfactory to FNEDC and its counsel, to convey all of the Shareholders' right, title and interest in and to any trademarks and Other Documents; and

                  (f) All consents of any person or entity, whether or not a party to this Agreement, which are necessary to effectuate the transfer of the Stock, the assignment of the Other Documents, and the consummation of the transactions contemplated by this Agreement.

         5.3. Deliveries by FNEDC. At the Closing, provided each Shareholder and each Company has fully performed all of his or its respective obligations hereunder, FNEDC shall deliver or cause to be delivered to or on behalf of the Shareholders the following:

                  (a) The Purchase Price minus the Deposit;

                  (b) A certified copy of resolutions duly adopted by FNEDC's Board of Directors approving and authorizing the transactions provided for in the Operative Documents, the execution thereof and the performance of all acts required to be performed by FNEDC thereunder, accompanied by an appropriate certificate of incumbency; and

                  (c) A copy of FNEDC's (i) Certificate of Incorporation, and
(ii) Bylaws, each as amended as of the Closing Date and certified by the Secretary of FNEDC, and a Certificate of Good Standing of FNEDC issued as of a recent date by the Secretary of State of the State of Delaware.

                  (d) All consents of any person or any entity, whether or not a party to this Agreement, which are necessary to effectuate the consummation of the transactions contemplated by this Agreement.

                  (e) Counterpart signature pages to this Agreement and the DPO Stock Purchase Agreement by each of FNEDC of NJ and the P.C.

                                   ARTICLE VI

                              POST-CLOSING MATTERS

         6.1. Further Assurances. Following the Closing Date, the Shareholders will execute and deliver to FNEDC such documents and take such other actions, at the Shareholders' expense, as FNEDC may reasonably request in order to vest in FNEDC good, valid and marketable title to the Stock.

         6.2. Employment and Benefits-Related Matters.

         (a) FNEDC shall retain the right to amend in any respect or to terminate in whole or in part any Plan in accordance with the provisions of such Plan and applicable law.

         (b) Nothing contained in this Agreement shall obligate or commit FNEDC to continue any Plan with respect to services after the Closing Date or to maintain in effect any such Plan or any similar plan or any level or type of benefit except as may be provided to the contrary in this Section 6.2.

         (c) The Shareholders shall cooperate and remain responsible financially for fulfilling all reporting, disclosure and other administrative duties of any Shareholder or any Company for the Plans that relate to periods prior to the Closing Date. Any failure by the Shareholders to fulfill these duties shall be subject to the indemnification provisions under Section 8.2(b) below.

         (d) The Shareholders shall provide to FNEDC copies of any correspondence relating to the Plans and shall inform FNEDC of any communications with a government agency, including but not limited to the Internal Revenue Service and the U.S. Department of Labor, regarding the Plans.

         (e) Upon the Closing, FNEDC and the P.C. will make offers of employment to all employees of the Companies upon such terms and conditions as FNEDC or the P.C., as the case may be, may determine. Employees of each Company who are not dentists shall become employees of FNEDC and employees of each Company who are dentists and who accept offers of employment shall become employees of the P.C. Such employees shall receive standard FNEDC or P.C. employee benefits, as the case may be. FNEDC and the P.C. shall be entitled in the ordinary course of their respective businesses to prospectively alter the compensation, and benefit programs they offer to their respective employees. The terms and conditions of the employment of dentists with separate written employment contracts with the P.C. shall be governed by the provisions of such contracts.

         6.3. Access to Records. The Shareholders and FNEDC shall each cooperate with the other after the Closing Date by providing without additional consideration (except as set forth below) and promptly upon request, copies of such records and other information regarding the Business and the assets of the Companies and GHA as may reasonably be requested from time to time by the other Parties as necessary for the preparation or audit of federal, state and local income and other tax returns, third party reimbursement filings, audits (including those by third party payors), third party disputes, refund claims and other valid business purposes. All such requests for information shall be made upon reasonable notice, and such information shall be made available during normal business hours (unless otherwise agreed to by the Parties) and in such manner as to avoid unnecessary disruption of the Party providing the information. The Party requesting such information shall pay the reasonable out-of-pocket expenses of the Party providing such information.


                                   ARTICLE VII

            NON-COMPETITION AGREEMENT AND NON-SOLICITATION AGREEMENT

         7.1. Non-Solicitation. Subject to the provisions set forth in Article IX hereof, for a period of three (3) years following the Closing Date, neither Saul Herman nor Armento (related to orthodontic work only) shall, without the express written consent of FNEDC:

                  (a) solicit any persons who are at any time patients of the Business, nor suggest, request or direct that any such patients request that medical records be copied or otherwise removed or transferred from FNEDC's office, nor remove or copy any medical records or patient or mailing lists; or

                  (b) hire, seek to hire or assist in hiring any employee, agent or independent contractor of the Business or FNEDC or induce or seek to induce, or take action which results in the termination of employment or other arrangements between the Business or FNEDC and such employee, agent or independent contractor or otherwise interferes with such employment or arrangements; provided that Armento may continue to employ his two (2) assistants as of the execution date hereof.

         7.2. Non-Compete. Subject to the provisions set forth in Article IX hereof, Saul Herman shall be bound by the following non-competition covenants:

                  (a) For a period of three (3) years following the Closing Date, Saul Herman shall not, without the express written consent of the FNEDC
(i) engage in any dental practice or activity within a fifteen (15) mile radius ("Non-Compete Area") of any present locations of any Company ("the Locations") that competes with FNEDC; or (ii) directly or indirectly own, manage, operate, control or participate either directly or indirectly in the ownership, management, operation or control of (A) any dental practice or specialty dental care facility, however organized, within the Non-Compete Area, (B) any dental plan organization or similar health maintenance organization within the State of New Jersey, and (C) any laboratory or other facility within the State of New Jersey that provides any services or manufacturers any products that compete, directly or indirectly, with the products and/or services manufactured or provided by Doctor's Denture Service, P.A.

                  (b) If any part of this Section 7.2 should be determined by a court of competent jurisdiction to be unreasonable in nature, duration, geographic area, or scope, then this Agreement is intended to and shall extend only for such period of time, in such area and with respect to such activity, as is determined by said court to be reasonable.

                  (c) Notwithstanding Section 7.2(a) above, during the three (3) year period following the Closing, Saul Herman will be free to pursue whatever activities he desires, provided that such other activities do not (i) materially interfere with his obligations to provide consulting services to FNEDC as set forth in Schedule 3.7, or violate the provisions of this Section 7.2.


                                  ARTICLE VIII

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         8.1. Survival. The Shareholders and FNEDC agree that (i) the covenants, representations and warranties contained in this Agreement shall survive for a period of two (2) years from the Closing Date, except that the representations, warranties and covenants contained in Section 2.2(i) shall survive until the applicable tax statutes of limitations relating thereto shall have run, (ii) the representations, warranties and covenants contained in Section 2.2(m) shall survive indefinitely, (iii) the provisions of Article VII shall survive the Closing Date for the period specified therein; and (iv) the provisions of this
Article VIII shall survive the Closing Date for an indefinite period.

         8.2. Indemnification of FNEDC. (a) Each Shareholder agrees to jointly and severally indemnify and hold FNEDC and its affiliates and their respective directors, officers and employees (collectively, "FNEDC Indemnitees") from and against (a) any and all payments, damages, claims, demands, losses, expenses, costs, obligations and liabilities, including reasonable attorneys' fees, which may be asserted against or sustained or incurred by the FNEDC Indemnitees in connection with, arising out of or related to: (i) any inaccuracy in, misrepresentation or breach of any of the representations, warranties, agreements, commitments, obligations, covenants or conditions made by any Company or any Shareholder under this Agreement, including the Schedules hereto other than Schedule 3.6; (ii) any actions of the Shareholders, any Company or its employees or agents taken prior to the Closing Date (with the exception of liabilities of any Company incurred by such Company in the ordinary course of business); (iii) the establishment or administration of any Plan prior to the Closing Date; (iv) the Shareholders' failure to fulfill their post-Closing duties under Section 6.2 above; (v) any audit of a Plan performed by any governmental unit, including but not limited to the Internal Revenue Service and the U.S. Department of Labor, relating to periods prior to the Closing Date; or
(vi) the failure of the transfer and assignment of the Stock, the trademarks and the Other Documents from the Shareholders to FNEDC to cause FNEDC to acquire good and marketable title to the Stock, the trademarks and the Other Documents, free and clear of any liens, encumbrances, restrictions on transfer, charges or claims unless such failure is caused by the action of FNEDC or its affiliates and agents; and (b) any and all costs and expenses (including, but not limited to, reasonable legal expenses) incurred by the FNEDC Indemnitees in connection with the enforcement of their respective rights hereunder.

         8.3. Indemnification of the Shareholders. FNEDC and, from and after the Closing Date, each of FNEDC of NJ and the P.C., jointly and severally agree to indemnify and hold the Shareholders, their employees and agents and, with respect to clause (a)(ii) below, Marcia Herman, and with respect to clause
(a)(iii) below, Mark Herman (collectively, "Shareholder Indemnitees"), from and against (a) any and all payments, damages, claims, demands, losses, expenses, costs, obligations and liabilities, including reasonable attorneys' fees, which may be asserted against or sustained or incurred by the Shareholder Indemnitees:
(i) in connection with, arising out of or related to any inaccuracy in, misrepresentation or breach of any of the representations, warranties, agreements, commitments, obligations, covenants or conditions made by FNEDC under this Agreement, including the Schedules hereto other than Schedule 3.6;
(ii) any financial obligation arising post-Closing out of Marcia Herman's guaranty of the obligations of any Company or GHA under any real estate or equipment lease assumed by or assigned to FNEDC, FNEDC of NJ or the P.C.; (iii) any financial obligation arising post-Closing out of leases where Mark Herman is guarantor or lessor under any equipment lease as provided in Section 11 of the Mark Herman Employment Agreement; (iv) arising or resulting from any actions of FNEDC (including acts or omissions by any Shareholder that are committed at the direction of FNEDC and/or the P.C. or are required pursuant to such Shareholder's respective arrangement with FNEDC) taken after the Closing Date; or (v) any liability arising from the filing of the Amended Certificates of Incorporation pursuant to Section 4.1(c); and (b) any and all costs and expenses (including, but not limited to, reasonable legal expenses) incurred by the Shareholder Indemnitees in connection with the enforcement of their respective rights hereunder.

         8.4. Procedure for Indemnification. Any party making a claim for indemnification hereunder (the "Indemnitee") shall notify the indemnifying party (the "Indemnifying Party") of the claim in writing, describing the claim, the amount thereof, and the basis therefor. The Indemnifying Party shall respond to each such claim within 30 days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the Indemnitee until the later of (a) the expiration of the 30-day response period (unless reasonably necessary to protect the rights of the Indemnitee), or (b) 30 days following the receipt of a response within such 30-day period by the Indemnitee requesting an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured within such 30-day cure period). If such demand is based on a claim by a third party, the Indemnifying Party shall have the right to assume the entire control of the defense, compromise or settlement thereof, including at its own expense, employment of counsel reasonably satisfactory to the Indemnitee, and, in connection therewith, the Indemnitee shall cooperate fully to make available to the Indemnifying Party all pertinent information under its control. No claim for indemnification resulting from the breach or falsity or any of the representations or warranties set forth herein or in any certificate or other instrument delivered pursuant hereto shall be made after a date on which such representation, warranty or agreement shall have expired under the provisions of Section 10.1 hereof.

         8.5. Limitations on Indemnity Obligations. The Indemnifying Party shall have no obligation to pay any claim for indemnification hereunder unless and until the aggregate amount of all such claims arising under both this Agreement and the DPO Stock Purchase Agreement exceeds Fifty Thousand Dollars ($50,000) (the "Threshold Indemnity Amount"). In the event the aggregate amount of all claims for which an Indemnified Party seeks indemnification hereunder exceeds the Threshold Indemnity Amount, the Indemnifying Party shall be liable for the entire indemnity amount with respect to such aggregated claims, including the

Threshold Indemnity Amount. Notwithstanding any other provision of this Article VIII, the maximum aggregate amount that either FNEDC, on one hand, or the Shareholders, on the other hand, shall be obligated to pay as indemnity under this Agreement and the DPO Stock Purchase Agreement shall be the product of Four Million Dollars ($4,000,000) and a fraction the numerator of which is the sum of the Purchase Price or the Adjusted Purchase Price, if any, for each of this Agreement and the DPO Stock Purchase Agreement and the denominator of which is Five Million Seven Hundred Thousand Dollars ($5,700,000).

         8.6. Exclusive Remedy for Certain Indemnity Claims. Each Party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement, including the Schedules hereto other than Schedule 3.6, shall be pursuant to the indemnification provisions set forth in this Article VIII; provided, however, that the Shareholders acknowledge and agree that FNEDC shall be entitled to obtain injunctive relief with respect to the enforcement of the non-competition and non-solicitation covenants set forth in Article VII; and further provided that nothing in this Article VIII shall prevent the Parties from obtaining any remedy specifically provided for in this Agreement including arbitration of purchase price adjustments, refund or partial refund of the Deposit, indemnification by the Shareholders for any tax liability of the Companies as set forth in Section 2.2(i), liquidated damages during the Break-Up Fee Period, certain provisions as set forth in Article IX below, and certain provisions as set forth in Sections 9 and 11 of Schedule 3.6 attached hereto.

         8.7. Indemnity Payments by the Shareholders to be Treated as Purchase Price Adjustments. The Parties agree that indemnity payments made by the Shareholders in respect of their indemnity obligations under this Article VIII, if any, shall be treated as proportional purchase price adjustments under this Agreement and the DPO Stock Purchase Agreement.



                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

         Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties hereunder may be terminated immediately upon written notice given on or prior to Closing Date as follows:

                  (a) by written consent of FNEDC and the Shareholders;

                  (b) by FNEDC if (i) any Shareholder has breached or violated any material provision of this Agreement or failed to perform any material covenant or agreement to be performed by such Shareholder under this Agreement, and (ii) FNEDC has given such Shareholder reasonably specific written notice of such breach or violation, and (iii) such Shareholder has failed to cure such breach or violation within a reasonable period time (not to exceed 30 days) after the giving of notice;

                  (c) by the Shareholders if (i) FNEDC has breached or violated any material provision of this Agreement or failed to perform any material covenant or agreement to be performed by FNEDC under the terms of this Agreement, and (ii) the Shareholders have given FNEDC reasonably specific written notice of such breach or violation, and (iii) FNEDC has failed to cure such breach or violation within a reasonable period of time (not to exceed 30 days) after the giving of notice; and

                  (d) by either Party if this Agreement and the DPO Stock Purchase Agreement do not both close by December 15, 1997.

         In the event this Agreement shall be terminated pursuant to the provisions of this Article IX, all rights and obligations of the Parties hereunder shall terminate without any liability of the Shareholders, on one hand, and FNEDC, on the other, except for (i) any liability of any party then in breach, (ii) the respective obligations of the parties pursuant to Article X herein, (iii) in accordance with the provisions of Section 1.2 hereof, the Shareholders may be required to return all or a portion of the Deposit to FNEDC, and (iv) in the event that the Shareholders shall be required to deliver the Deposit to FNEDC by wire transfer of immediately available funds no later than ten (10) days following the date of notice of termination and the Shareholders' obligations pursuant to Sections 3.14 and 3.15 hereof shall survive.


                                    ARTICLE X

                            CONFIDENTIAL INFORMATION

         The Parties hereby acknowledge the confidential nature of this Agreement and the transactions contemplated hereby. Neither any Shareholder on the one hand, nor FNEDC, on the other hand, shall at any time from and after the execution of this Agreement, directly or indirectly, without the prior written consent of the Shareholders or FNEDC, as the case may be, disclose or use, in any way harmful to the business, operations, assets, prospects or condition of the Companies or FNEDC, as the case may be, or any of their affiliates, or otherwise contrary to the interests of such other party or their affiliates, any confidential information involving or relating to the Companies or FNEDC, as the case may be, or any of their affiliates or any business, venture or other activity of the Companies or FNEDC, as the case may be, past, present or future, actual or prospective; provided, however, that such confidential information shall not include any information which (A) is already in a party's possession, or (B) becomes generally available to the public other than as a result of disclosure in violation hereof by the receiving party or its directors, officers, employees, agents or advisors; or
(C) becomes available to a party on a non-confidential basis from a source other than another party or its affiliates, directors, officers, employees or agents; and provided, further, that the provisions of this Article X shall not prohibit any disclosure required by law in connection with any Governmental Approval or judicial or administrative proceeding or inquiry, pursuant to any applicable regulatory requirements including disclosure required by any statute, rule or regulation, by generally accepted accounting principles, or for purposes of correcting any information contained in any public medium. This Article X shall survive the Closing or termination of this Agreement for any reason whatsoever, as applicable, for an unlimited period of time.


                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1. Notices. All notices to a Party hereunder shall be deemed to have been adequately given if delivered in person or mailed, certified mail, return receipt requested, to such Party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

         To the Shareholders:                Saul Herman, D.D.S.
                                             35 Vanderbilt Drive
                                             Livingston, NJ  07039

                                             Robert Armento, D.D.S.
                                             31 Oak Place
                                             North Caldwell, NJ 07006

         with a copy to:                     Cole, Schotz, Meisel, Forman,
                                             Leonard, P.C.
                                             Court Plaza North, 25 Main Street
                                             P.O. Box 800
                                             Hackensack, NJ  07602-0800
                                             Attention: Alan Rubin, Esq.

         To FNEDC:                           First New England Dental Centers,
                                             Inc.
                                             85 Devonshire Street, 2nd Floor
                                             Boston, MA  02109
                                             Attention:  President
         with a copy to:                     Michael L. Blau, Esq.
                                             McDermott, Will & Emery
                                             75 State Street, 17th Floor
                                             Boston, MA  02109


         11.2. No Waiver. No failure to exercise and no delay in exercising, on the part of FNEDC or the Shareholders, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided are cumulative and not exclusive of any rights provided by law.

         11.3. Amendments and Waivers. This Agreement may be modified or amended only by a writing signed by each Party hereto. No waiver of any term or provision hereof shall be effective unless in writing signed by the Party waiving such term or provision.

         11.4. Governing Law; Headings. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without regard to the conflict of law principles thereof. The descriptive headings of the several Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         11.5. No Assignment. None of the parties hereto may assign this Agreement or any of their respective rights or obligations hereunder without first obtaining the prior written consent of the other parties hereto; provided, however, that FNEDC may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates, including FNEDC of NJ, or to the P.C., and (ii) designate one or more of its affiliates or the P.C. to perform its obligations hereunder.

         11.6. Binding Effect and Benefits; Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns. FNEDC agrees to cause any entity that acquires all or substantially all of FNEDC's assets to assume FNEDC's obligations hereunder, unless assumption of such obligations is expressly waived in writing by the Shareholders, and further agrees that in the event of a merger, consolidation or change of control between FNEDC and a third party FNEDC will not exclude its obligations hereunder from such merger, consolidation or change of control.

         11.7. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby.

         11.8. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

         11.9. Transfer Taxes. All stock transfer taxes, if any, incident to the sale of the Stock shall be paid by the Shareholders.

         11.10. Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of New Jersey in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address for the giving of notices in
Section 11.1 above. Nothing in this Section 11.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

                                        *

                                        *

                                        *

                                        *

                                        *

                                        *

                                        *

                                        *

                                        *

                                        *

         IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the date first set forth above.


                                             FIRST NEW ENGLAND DENTAL CENTERS,
                                             INC.


                                             By: ____________________________
                                                 Jerald R. Robbins
                                                 Executive Vice President



                                                 ____________________________
                                                 Saul H. Herman, D.D.S.


                                                 ____________________________
                                                 Robert Armento, D.D.S.